UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549



FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Report for Event (date of earliest event reported):   August 28, 1997



PETRO UNION, INC.
(Exact name of registrant as specified in its charter)


Colorado              0-20760             84-1091986
(State or other     (Commission         (IRS Employer
jurisdiction of      File No.)           Identification No.)
incorporation)

575 Madison Avenue, Suite 1006, New York, New York  10022
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code:
(812) 424-6745


123 Main Street, Suite 300, Evansville, Indiana  47708
(Former address)



Items 1 and 2.Changes in Control of Registrant and Acquisition and Disposition of Assets.

     The Registrant previously reported on a Form 8-K for an event dated August 11, 1997, that the acquisition (the "Acquisition") by the Registrant of Horizontal Ventures, Inc. ("HVI") and the change in control resulting therefrom was probable to occur.

     The Agreement and Plan of Acquisition dated June 13, 1997, contains a condition to the obligation of HVI to close the Acquisition that the Registrant maintain the listing of its common stock on the Nasdaq SmallCap(TM) Market ("Nasdaq"). The Registrants's $.125 par value common stock was deleted from Nasdaq effective on July 30, 1997 due to the failure of the Registrant to meet Nasdaq's maintenance standard for net capital and surplus. The Registrant re-applied for listing on Nasdaq on August 13, 1997 based upon its pro forma financial structure following the confirmation of its plan of reorganization by the bankruptcy court (described below) and the Acquisition. That application remains pending with Nasdaq.

     HVI has nonetheless agreed to close the Acquisition subject to an Agreement to Close dated September 9, 1997. The Agreement to Close provides that in the event that the Registrant's no par value common stock is not approved for listing on Nasdaq within sixty days following the closing date, the Agreement and Plan of Acquisition may be terminated at the sole option of HVI and the parties put back into the same position as they were on the date of closing to the degree and extent legally possible. Pending a determination of whether the listing is obtained or HVI waives its rights under the Agreement to Close, all stock certificates of no par value common stock to be issued pursuant to the plan of reorganization (described below) and pursuant to the Acquisition will be held by the Registrant. Closing subject to the Agreement to Close occurred on September 9, 1997.

     The Registrant will do business under the name Horizontal Ventures, Inc.

     At Closing, the Registrant entered into employment agreements with Mr. Randeep S. Grewal, the new Chief Executive Officer, and Mr. Richard D. Wedel, the former President and now Chief Operating Officer of the Registrant. These agreements were confirmed in the plan of reorganization described below.

Item 3.   Bankruptcy or Receivership

     On August 28, 1997, the Bankruptcy Court for the Southern District of Indiana (the "Court") issued an order confirming the Registrant's First Amended Plan of Reorganization (the "Plan"). The material features of the Plan are as follows.

     The Registrant will pay all of its administrative and priority claims in full using the working capital of HVI. The reorganized Registrant will assume the loans entered into with its two secured creditors, Ford Motor Credit Company and National City Bank of Evansville. The unsecured creditors of the Registrant will receive an aggregate of 100,000 shares of a new class of no par value common stock of the Registrant ("New Common Stock"). The current stockholders of the Registrant will receive one share of New Common Stock for each 220 shares of $.125 par value common stock of the Registrant ("Old Common Stock") currently held. Fractional shares will be rounded up. Accordingly, 17,537,945 outstanding shares of Old Common Stock will be converted into approximately 80,000 shares of New Common Stock. The Plan further provides for the acquisition of HVI by the reorganized Registrant upon terms described in the Registrant's Form 8-K for the event dated August 11, 1997.

     The Registrant will satisfy the claims of its two debtor-in-possession financiers, Pembrooke Holding Corporation ("Pembrooke") and International Publishing Holdings, S.A. ("IPH") as follows. Pembrooke will receive $100,000 in cash which has been escrowed for such purpose and 49,999 shares of New Common Stock. IPH will receive 40,000 shares of New Common Stock and a call option exercisable for a period of 36 months to acquire ninety percent of the Company's wholly-owned subsidiary, Calox Corporation, which holds as its only asset a limestone quarry in Monroe County, Indiana. The purchase price for such ninety percent interest will be the book value of the interest at the time of exercise.

     The Plan further provides for the amendment and restatement of the Registrant's Articles of Incorporation (i) to cancel the existing authorized series of Old Common Stock and $.0001 par value preferred stock and to authorize the New Common Stock as the sole class of voting stock; (ii) to fix the number of directors at five and (iii) to eliminate the liability of officers and directors to the extent allowed by Colorado law. Accordingly, the reorganized Registrant now has authorized 50,000,000 shares of New Common Stock, approximately 1,000,000 of which are currently issued and outstanding. The initial Board of Directors consists of Randeep S. Grewal, Chairman of the Board, Richard D. Wedel, Vice-Chairman of the Board, Dr. Jan F. Holtrop, Dirk Van Keulen and Donald Christensen.

     Financial information of the Registrant as of the confirmation date is included in the Registrant's Form 8-K for the event dated August 11, 1997.

Item 7.   Exhibits

          2.1  First Amended Plan of Reorganization

          10.1 Randeep S. Grewal Employment Agreement

          10.2 Richard D. Wedel Employment Agreement

          10.3 Post-Petition Loan Agreement

          10.4 Agreement to Close


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           PETRO UNION, INC.



Date:  September 9, 1997     By: /s/ Randeep S. Grewal
                                   Randeep S. Grewal
                                   Its: Chief Executive Officer